Exhibit 99.1

Wuhan General Approved to List on NASDAQ Capital Market

-- Trading to begin on July 18 --

Wuhan China, July 17, 2008 - Wuhan General Group (China), Inc. (“Wuhan General” or the “Company”) (OTC BB: WUHN), a leading manufacturer of industrial blowers and turbines based in Wuhan, China, today announced that the Company's application to list its common stock on the NASDAQ Capital Market has been approved. The shares are expected to commence trading on the NASDAQ Capital Market on Friday, July 18, 2008 under the stock symbol “WUHN.” Prior to this move, the Company's common stock was traded on the OTC Bulletin Board under the stock symbol “WUHN.OB.”

“We are very pleased to make the transition to the NASDAQ Capital Market,” commented Mr. Xu Jie, Chief Executive Officer of Wuhan General. “We believe this will increase the visibility and liquidity for our common stock as well as increase the efficiency and cost-effective trading execution for current and future investors. We are extremely pleased to be part of the NASDAQ Capital Market and believe this highlights our continued commitment to enhance shareholder value.”

About Wuhan General

Wuhan General (OTC BB: WUHN) designs, manufactures, and distributes industrial blowers and turbines. Blowers are used in a variety of applications where large amounts of air have to be moved. Examples include electricity generation, air pollution control, and ventilation and aeration in subways and vehicular tunnels, mines, and sewage treatment facilities. The Company’s steam and water turbines are used for electricity generation in coal, oil, nuclear, and hydroelectric power plants. The Company is located in Wuhan, China, a major industrial city of 8 million people strategically located in the south-central part of China.

Certain statements in this press release, including statements regarding the Company’s future NASDAQ listing, may be forward-looking in nature or “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to vulnerability of our business to general economic downturn, operating in the People’s Republic of China (PRC) generally and the potential for changes in the laws of the PRC that affect our operations, our failure to meet or timely meet contractual performance standards and schedules and other factors that may cause actual results to be materially different from those described in such forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Wuhan General’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting Wuhan General will be those anticipated by the Company. Wuhan General undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Mr. Haiming Liu, Chief Financial Officer
Wuhan General Group
Tel: +86-27-5970-0067

Dan Joseph
ICR, Inc.
Tel: +86-21-6122-1077

Bill Zima
ICR, Inc.
Tel: +1-203-682-8200